Exhibit (a)(1)(F)

Election to Tender Vested and Exercisable Options

to Purchase Shares of Class A Common Stock

of

Gaiam, Inc.

Pursuant to the Offer to Purchase Dated May 20, 2016

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON MONDAY, JUNE 27, 2016, UNLESS THE OFFER IS EXTENDED

(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

All terms used in this election form (the “Election to Tender Options”) but not defined herein shall have the meanings ascribed to them in the Offer to Purchase, dated May 20, 2016 (the “Offer to Purchase”, and together with this Election to Tender Options, the “Offer”). This Election to Tender Options is for use by holders of Options (“Option Holders”) who are tendering their Options. If you want to participate in the offer by tendering Shares (as defined in the Offer to Purchase), complete the Letter of Transmittal and not this Election to tender Options.

By completing this form, you acknowledge that you have received and read the Offer to Purchase dated May 20, 2016 and this Election to Tender Options, and you further understand, acknowledge and agree that:

•	subject to the terms and conditions of the Offer, you may tender Options to the Company for the cash payment (minus tax withholding) described in the Offer to Purchase prior to the expiration of the Offer at 5:00 p.m., New York City time, on Monday, June 27, 2016;

•	the Company’s acceptance of the Options that you have tendered pursuant to the Offer will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of the Offer;

•	upon the Company’s acceptance of any Options that you have tendered pursuant to the Offer, such accepted Options will be purchased, and you hereby consent to the cancellation of such Options in accordance with the terms of the Offer and the relevant Option agreements, and you shall have no right to purchase Shares under the terms and conditions of such accepted Options after the Company’s acceptance;

•	you have certain rights pursuant to the terms and conditions of the Offer to withdraw any Options that you tender;

•	under the circumstances set forth in the Offer, the Company may terminate or postpone its purchase and cancellation of tendered Options;

•	cash payment will be made to you for your properly tendered Options that have not been properly withdrawn promptly following the acceptance by the Company upon the expiration of the Offer and the satisfaction of all of the conditions to the Offer;

•	the cash payment will represent ordinary compensation income, and the amount of the cash payment actually delivered to you will reflect required tax withholdings by the Company; and

•	the Company has advised you to consult with your own advisors as to the consequences of participating or not participating in the Offer.

Option Holders who wish to tender any or all of their Options should fill in the information required on page 2, and sign and date page 3 of this Election to Tender Options, and then return all the pages of this Election to Tender Options to the following address:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:
Computershare Trust Company Attn: Reorganization Department P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company Attn: Reorganization Department 250 Royall Street, Suite V Canton, Massachusetts 02021

Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this Election to Tender Options to the Information Agent, at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, by telephone at 866-278-8941 (toll free), or by email at gaiam.georgeson.com.

The method by which you deliver any required document is at your option and risk, and the delivery will be deemed made only when actually received by Computershare. The Company recommends using registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

ELECTION TO TENDER OPTIONS

If you wish to tender all of your Options that will be vested as of the Expiration Date of the Offer, please check this box and then continue to the signature line (you do not need to complete the table below):  ☐

If you wish to tender fewer than all of your Options that will be vested as of the Expiration Date of the Offer, please complete the following information regarding the Options you wish to tender (attach additional sheets, if necessary):

A	B	C	D	E	F
DATE OF OPTION GRANT	EXERCISE PRICE OF OPTIONS SUBJECT TO GRANT	TOTAL NUMBER OF OUTSTANDING OPTIONS SUBJECT TO GRANT (1)	PURCHASE PRICE PER OPTION SUBJECT TO GRANT (2)	NUMBER OF OPTIONS TO BE TENDERED	AGGREGATE PURCHASE PRICE (3)

		TOTAL PURCHASE PRICE:			$

(1)	Represents the total number of Shares for which the Option grant remains outstanding (i.e., the total number of Shares for which the Option grant has not been exercised).
(2)	Equal to $7.75 minus the exercise price set forth in Column B.
(3)	Equal to the purchase price set forth in Column D times the number of options set forth in Column E.

By signing and returning this Election to Tender Options, you represent and warrant to, and agree with the Company that:

•	you agree to the terms set forth in this Election to Tender Options and understand that Options will be canceled at the Expiration Date upon acceptance by the Company;

•	you have full power and authority to tender the foregoing for purchase and cancellation and that, when and to the extent such Options are accepted by the Company, such Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such Options will not be subject to any adverse claims; and

•	upon request, you will execute and deliver any additional documents, provide any additional information and enter into any additional arrangements (including, without limitation, with respect to withholding) deemed by the Company to be necessary or desirable to complete the purchase and cancellation of the Options that you are tendering.

Spouse (if any):
	Date:	, 2016		Date:	, 2016

Signature Print Name:			Signature Print Name:

This Election to Tender Options must be signed by the Option Holder. The Company will not accept any alternative, conditional or contingent elections.

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